Exhibit 10.1

AMENDMENT OF
EMPLOYMENT AGREEMENT

     THIS AMENDMENT, made and entered into October 19, 2004 (the “Amendment Date”), by and between Ronald H. Zech (the “Executive”) and GATX Corporation (the “Company”);

WITNESSETH THAT:

     WHEREAS, the Executive and the Company have previously entered into an employment agreement (the “Agreement”) effective as of October 11, 2002, and the parties to the Agreement wish to amend its terms;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows, effective as of the Amendment Date:

     1. The following is hereby substituted for Section 2.1 of the Agreement:

          2.1 DUTIES. During the Period of Employment, the Executive shall be employed as the Chief Executive Officer of the Company with overall charge and responsibility for the business and affairs of the Company, unless and until the Company’s Board of Directors (the “BOARD”) elects his successor. The Executive shall report directly to the Board and shall perform such duties customarily incident to the office and as the Executive shall reasonably be directed to perform by the Board. During the Period of Employment, the Company shall cause the Executive to be elected and to remain as a member of the Board and as Chairman of the Board; provided, however, the Executive shall not be the Chairman of the Board if his holding such position is contrary to then-applicable law or, in the reasonable judgment of the Board, is contrary to the interests of the Company given the then-current business and/or investor relations environment.

     2. The following is hereby substituted for Section 2.2 of the Agreement:

          2.2 SCOPE. During the Period of Employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company; provided, however, that from the time he ceases to serve as Chief Executive Officer he shall devote such of his business time and attention to the business and affairs of the Company as the Board shall reasonably require, consistent with the position of Chairman of the Board. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach occasional courses or seminars at educational institutions, or (iii) manage personal investments, so long as such activities under clauses (i), (ii) and (iii) do not interfere, in any substantial respect, with the Executive’s responsibilities hereunder.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the dates written below.

GATX CORPORATION
By:	/s/ James M. Denny
James M. Denny

Its:	Chairman of the Compensation Committee of the Board of Directors

Date:	October 19, 2004

By:	/s/ Ronald J. Ciancio
Ronald J. Ciancio

Its:	Vice President, General Counsel and Secretary

Date:	October 19, 2004

RONALD H. ZECH

/s/ Ronald H. Zech

Date:	October 19, 2004

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